                                                                   Exhibit 1.(a)


                          MODIFIED GUARANTEED ANNUITY

                       DISTRIBUTION AND SELLING AGREEMENT


     This Agreement is executed and effective on _____________, 199_, among John Hancock Mutual Life Insurance Company ("John Hancock"), a Massachusetts company, its wholly-owned subsidiary, John Hancock Variable Life Insurance Company ("JHVLICO"), a Massachusetts corporation (together with John Hancock hereinafter referred to as "Hancock") and [Broker-Dealer, Inc.] ("Broker-Dealer"), a [_____________ corporation]. This Agreement establishes the relationship between Hancock and Broker-Dealer for the marketing, distribution, sale and servicing of certain individual and group modified guaranteed annuity contracts issued by JHVLICO (hereinafter referred to as the "Contracts").

WHEREAS, JHVLICO is engaged in the issuance of annuity contracts, including the Contracts, in compliance with all applicable laws; and

WHEREAS, John Hancock is the principal underwriter of the Contracts; and

WHEREAS, Hancock desires to retain Broker-Dealer for distribution and marketing of the Contracts and Broker-Dealer desires to provide such services; and

WHEREAS, Broker-Dealer may assign certain rights or obligations under this Agreement to one or more insurance agencies that are associated with it (the "Associated Agencies") pursuant to Section 10 of this Agreement; the parties agree as follows:

1.  Independence of Corporate Entities
    ----------------------------------

     This Agreement and the relationships established hereby do not constitute an agency, partnership, association or other merging of corporate identities between Hancock and Broker-Dealer. Broker-Dealer is an independent contractor and shall maintain errors and omissions coverage in an amount acceptable to Hancock at all times during which this Agreement, or any provision hereof, is in effect. Nothing contained herein shall be construed as creating the relationship of employer and employee between Hancock and Broker-Dealer or between Hancock and any of Broker-Dealer's Associated Agencies.

2.  Authorization
    -------------

     (A) Hancock hereby authorizes Broker-Dealer to distribute, sell and, to the extent contemplated in Section 2(C)(iii) below, service the Contracts through representatives of Broker-Dealer ("Representatives"). These Representatives will include persons located at Broker-Dealer's retail offices ("branch representatives") and other persons ("direct representatives"). Broker-Dealer agrees that it and its Associated Agencies will abide by all rules and regulations and comply with all applicable state and Federal laws and the rules and regulations of authorized regulatory agencies affecting the distribution, sale and servicing of the Contracts.

     (B) This Agreement does not limit the rights of Broker-Dealer or Hancock to offer or sell insurance contracts other than the Contracts or the rights of Hancock to offer the Contracts through distributors other than Broker-Dealer. Broker-Dealer warrants that each Representative authorized to distribute, sell and service the Contracts is (or at all times when legally required will be) licensed as an insurance agent in the appropriate jurisdiction. Each Representative that meets JHVLICO's appointment requirements shall be appointed by JHVLICO as an insurance agent for the purposes contemplated by this Agreement. At its own expense, Broker-Dealer shall educate and train the Representatives appointed by JHVLICO. All training materials shall be approved by Hancock prior to use. Such approval shall not be unreasonably withheld or delayed. Broker-Dealer shall be responsible for the supervision and control of all Representatives, and shall be responsible to Hancock for the acts of all Representatives.

     (C) Representatives shall be authorized to (i) solicit and accept applications for Contracts; (ii) receive for forwarding to Hancock the premiums paid in connection with any such application; and (iii) service the Contracts by communicating as appropriate with owners and annuitants under outstanding Contracts distributed through Broker-Dealer concerning such matters as the exercise of rights and privileges available to them under the terms of the Contracts or offered to them by Hancock.

     (D) Representatives are not authorized (i) to alter any application or Contract; (ii) to collect or in any manner receive premiums from applicants in the form of checks, money orders or electronic funds transfers payable to any person or entity other than JHVLICO; (iii) to waive any forfeiture; (iv) to make any settlement of any claim or claims or bind Hancock or any of its "Affiliates" (as defined below) in any way; (v) to rebate any portion of a payment to any party either directly or indirectly; (vi) to perform any function other than as expressly authorized in the preceding paragraph; (vii) to incur any indebtedness or liability of or expend or contract for the expenditure of the funds of Hancock; (viii) to accept or give a receipt for any money due or to become due to Hancock, except for initial premiums covered by this Agreement; or (ix) to enter into legal proceedings in connection with any matter pertaining to the business of Hancock without the prior written consent of Hancock, unless Broker-Dealer, its Affiliate, Associated Agency or a Representative, as the case may be, is named in such proceedings. As used in this Agreement, the term "Affiliate" shall mean an affiliated person as defined in Section 2(a)(3) of the Investment Company Act of 1940.

     (E) Hancock shall assume the expense of first year appointment fees for all Representatives. Thereafter, Broker-Dealer shall assume the expense of all appointment fees except for (i) any branch representative who sold one or more of the Contracts or other Hancock annuity contracts in the prior year, and (ii) any direct representative who sold a total of three or more of the Contracts and other Hancock annuity contracts in the prior year. In the latter two cases, Hancock shall assume the expense of the appointment fees.

     (F) Hancock, in its sole discretion, may at any time and upon written notice withhold or withdraw the authority of Broker-Dealer and/or any Representatives to solicit applications for or to service the Contracts. Upon such notice, Broker-Dealer agrees to immediately cease all such solicitations and servicing, and to notify the Representatives of the withdrawals of such authority. It is understood that Hancock retains the right to reject or terminate the authorization of any Representative with or without the agreement of Broker-Dealer.

3.  Registration/Licensing of Broker-Dealer and its Representatives
    ---------------------------------------------------------------

     (A) Broker-Dealer represents and warrants to Hancock that Broker-Dealer is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") and in such states and other jurisdictions (collectively referred to hereinafter as "states") as required by the business transacted by it, is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"), has obtained any other approvals, licenses, authorizations, orders or consents which are necessary to enter into and carry out all transactions contemplated by this Agreement, and is bonded as required by all applicable laws and regulations.

     (B) Broker-Dealer represents and warrants to Hancock that each person signing an application or enrollment form as agent upon Broker-Dealer's recommendation, or receiving compensation from Broker-Dealer or its Affiliates or "Associated Persons" (as that term is defined in Section 3(a)(18) of the 1934 Act) for soliciting purchases of the Contracts will be a registered representative or principal of Broker-Dealer and shall possess all licenses necessary or appropriate to sell life insurance and Contracts in the state of such signing or solicitation, and will have received an appropriate appointment or license by or through JHVLICO and a level of qualification with the NASD appropriate for the Contracts.

     (C) Broker-Dealer represents and warrants to Hancock that neither Broker-Dealer nor any of its Affiliates or Associated Persons will pay any commission, or portions thereof, or other compensation based upon a percentage of premiums or other valuable consideration for services rendered in soliciting the purchase of the Contracts to any person or entity which is not duly licensed or appointed by Hancock to sell the Contracts in the state of such payment and registered or otherwise qualified under the 1934 Act and rules thereunder and under any applicable state laws and rules governing broker-dealers and their related persons.

     (D) To the extent that Broker-Dealer assigns rights or obligations under this Agreement to an Associated Agency as provided in Section 10 below, Broker-Dealer represents and warrants to Hancock that such Associated Agency will have and maintain all governmental approvals, licenses, authorizations, orders or consents that are necessary for it to be assigned such rights and perform any such obligations, and that Broker-Dealer and the Associated Agency will conduct any such networking arrangements in compliance with any applicable positions of the staff of the Securities and Exchange Commission ("SEC") necessary to avoid registration of any such Associated Agency as a broker-dealer under the 1934 Act.

4.  Compensation
    ------------

     (A) Hancock shall pay to Broker-Dealer the compensation in accordance with the schedule in Appendix A to this Agreement (attached hereto and specifically incorporated herein by this reference). The amounts set forth in Section 1 therein are guaranteed by Hancock for a period of one year from the date of this Agreement and may be modified by Hancock in its sole discretion thereafter.
Such payment shall constitute the sole and exclusive compensation payable by Hancock with respect to the Contracts issued hereunder and all services rendered under or in contemplation of this Agreement.

     (B) For monthly account purposes, Broker-Dealer shall be paid or entitled to commissions calculated on the basis of gross written premiums received and forwarded to Hancock in accordance with this Agreement and Hancock's requirements. Subject to subsection (A) above, Hancock reserves the right to change or amend the terms of Appendix A at any time upon written notice to Broker-Dealer. Broker-Dealer agrees that Hancock shall have no liability with respect to any compensation payable to any Representatives, and that Broker-Dealer shall bear the administrative costs of paying such compensation.

5.  General Conditions
    ------------------

     (A) Hancock shall be responsible for obtaining approval from the applicable regulatory authorities of the forms of the applications and Contracts that are the subject of this Agreement. Hancock reserves the right to withdraw, change or modify any of the Contracts and/or applications covered by this Agreement, and to withdraw wholly or in part from the marketing of Contracts in any state without incurring any liability or obligation to Broker-Dealer.

     (B) Hancock represents to Broker-Dealer that, with respect to the Contracts, (i) JHVLICO has filed with the SEC a registration statement under the Securities Act of 1933 (the "1933 Act") that has become effective with the SEC (the "Registration Statement") and (ii) the prospectus relating to the Contracts, including any supplements or amendments thereto (collectively, the "Prospectus"), as of its date, contains all material statements and information which are required to be stated therein by the 1933 Act and the rules and regulations thereunder and in all material respects conforms to the requirements thereof, and the Prospectus does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing representations shall not apply to information contained in or omitted from the Prospectus in reliance upon, and in conformity with, information furnished to Hancock or any of its Affiliates in writing by Broker-Dealer or its Affiliate for use in the preparation thereof.

     If, at any time when the Prospectus is required by the 1933 Act to be delivered in connection with sales of the Contracts, any event shall occur or condition exist as a result of which it is necessary in the reasonable opinion of counsel for Hancock to further amend or supplement the Prospectus, notice shall be given to Broker-Dealer of such event or condition and Hancock will promptly prepare and file with the SEC such amendment or supplement.

     Hancock shall, at its expense, provide Broker-Dealer with all necessary Prospectuses and contract-related forms (including, but not limited to, applications, Contracts, administrative forms and due diligence materials). In consultation with Broker-Dealer, Hancock shall determine the supply needed.

     (C) Broker-Dealer and its Representatives shall market and distribute the Contracts for sale to persons for whom the Contracts are suitable. In accordance with Article III, Section 2 of the Rules of Fair Practice of the NASD, Broker-Dealer shall take reasonable steps to ensure that no Representative shall make any recommendation to an applicant to purchase any Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant based upon the facts, if any, disclosed by such applicant as to his or her other security holdings and as to his or her financial situation and needs. In reaching a determination of suitability, each Representative shall make reasonable efforts to obtain (i) information concerning the applicant's investment objectives, financial status, tax status and (ii) such other information used or considered to be reasonable by such Representative in making recommendations to the applicant. All Contract applications are subject to the acceptance or rejection by Hancock in its sole discretion.

     Broker-Dealer shall use its best efforts to introduce and successfully offer, sell and service the Contracts. Distribution is to occur only through qualified Representatives. Broker-Dealer shall ensure that each Representative is expressly advised that he or she will be responsible for his or her compliance with applicable federal and state laws and regulations in connection with the sale of the Contracts. In connection with the sale and servicing of the Contracts, no Representative shall make any representations not included in
(i) the Prospectus or (ii) sales literature or advertising material, as defined in subsection (E) below, approved in writing by Hancock.

     Hancock, in consultation with Broker-Dealer, shall designate the regions within the United States where Broker-Dealer shall distribute the Contracts and the manner and order in which Broker-Dealer will introduce the Contracts to the regions so designated.

     (D) Broker-Dealer shall deliver the current Prospectus, together with all current supplements thereto, to every applicant for the Contract at or prior to the time that an application form or other sales literature or advertising material, as defined below, is submitted to the applicant (other than materials submitted in compliance with Rule 134 of the 1933 Act). Hancock shall at all times keep Broker-Dealer informed of the date of the appropriate current Prospectus and any supplements thereto.

     (E) Broker-Dealer shall not publish, circulate or use any sales literature or advertising material with respect to Hancock or the Contracts without express written authorization from an authorized officer of Hancock. As used herein, the terms "sales literature" and "advertising material" mean any material designed to create interest in Hancock's products or to induce any person to purchase Hancock's products, including, without limitation, any of the following: (i) printed and published material, descriptive literature used in direct mail, newspapers, magazines, radio and television scripts, telephone scripts, billboards, computer displays and similar displays; (ii) descriptive literature and sales aids of all kinds, including but not limited to circulars, leaflets, booklets, depictions, illustrations and form letters; (iii) material used for recruitment, training and education of agents and Representatives which is designed to be used or is used to induce the public to purchase Hancock's products; (iv) prepared sales talks, presentations and material for use by agents and Representatives in private or public seminars or any other setting; and (v) the use of the Hancock name or logo or any other identifiers referring directly or indirectly to JHVLICO or John Hancock or any of their Affiliates.

     The cost of preparing, printing in quantity and distributing or publishing any sales literature or advertising material shall be borne by the party that prepares such sales literature or advertising material. Broker-Dealer shall be responsible for ensuring that all sales literature and advertising materials used by Broker-Dealer and its Representatives have been filed with and approved by any state or Federal securities or insurance regulatory entities, to the extent such filing or approval may be required in connection with such use.

     Broker-Dealer shall not alter, obliterate, deface or remove any trade name, brand, trademark or service mark of Hancock. Broker-Dealer may use Hancock's name and trademark (i) only for purposes expressly contemplated by this Agreement and (ii) only upon prior written approval by Hancock. Broker-Dealer shall immediately cease its use of Hancock's name and all trademarks, service marks or other proprietary rights of Hancock upon termination of this Agreement.

     (F) Neither Broker-Dealer, its Associated Agencies and their Affiliates, nor any of their Associated Persons or Representatives shall suggest, recommend, solicit, encourage or induce purchasers of Contracts to exchange those Contracts for annuity contracts of any insurance company that is not an Affiliate of Hancock, unless, in the opinion of counsel reasonably acceptable to Hancock, a reasonable likelihood exists that failure to do so would violate a legal obligation or duty on the part of Broker-Dealer or such Associated Agency, Affiliate, Associated Person or Representative. This subsection (F), however, shall not prohibit conduct that results in isolated exchanges based on the circumstances of particular Contract owners, and that is not part of a systematic pattern of conduct.

6.  Confirmations and Maintenance of Books and Records
    --------------------------------------------------

     (A) Hancock, as agent for Broker-Dealer, will confirm to the applicant in accordance with Rule 10b-10 under the 1934 Act the issuance of each Contract and such other information as may be required by Rule 10b-10 or SEC administrative interpretations thereunder.

     (B) JHVLICO, John Hancock and Broker-Dealer agree to keep all records required by federal and state laws and regulations, to maintain books, accounts and records so as to clearly and accurately disclose the precise nature and details of the transactions, and to assist one another in the timely preparation of records. To the extent that such records maintained by JHVLICO, John Hancock or Broker-Dealer (the "Maintaining Party") are necessary to satisfy the recordkeeping requirements imposed by Federal securities laws and regulations on any other party to this Agreement (the "Responsible Party"), the Responsible Party may, with the Maintaining Party's consent, appoint the Maintaining Party as its agent for the purpose of keeping and maintaining such records. As required by 1934 Act Rule 17a-4(i), such records will be the exclusive property of the Responsible Party, but that shall not preclude the Maintaining Party from having access to such data or records or keeping copies thereof for its own files; and, as the Responsible Party may request, the Maintaining Party shall, as soon as practicable, deliver to the Responsible Party, or provide the Responsible Party with reasonable access to, data or records held by it for the Responsible Party pursuant to this Agreement in a form mutually agreed to by such parties. In order to comply with 1934 Act Rule 17a-4(i), with respect to books and records maintained or preserved subject thereto, the Maintaining Party hereby undertakes to permit examination of such books and records at any time or from time to time during business hours by representatives or designees of the SEC, and to promptly furnish to the SEC or its designee true, correct, complete and current hard copy of any or all of such books and records.

     (C) Each party hereto shall promptly furnish to any other party hereto any reports and information which such other party may request for the purpose of meeting reporting and recordkeeping requirements under the insurance laws of any state and under the Federal or state securities laws or the rules of the NASD.

7.  Indemnification
    ---------------

     (A) Broker-Dealer agrees to indemnify and hold John Hancock and JHVLICO harmless from and against any loss, cost, expense, liability, claim or damage incurred by John Hancock or JHVLICO (including, but not limited to, fines, penalties, and reasonable attorneys' fees) arising as a result of any action or inaction of Broker-Dealer, any Associated Agency, or the Representatives, in connection with the distribution, marketing, sale and servicing of the Contracts, including, but not limited to, losses, costs, expenses, liabilities, claims or damages which arise out of or are based upon the following:

     (i) any unauthorized use of sales literature or advertising materials or any verbal or written misrepresentations or any unlawful sales practices concerning a Contract by a Representative; or

     (ii) any failure of Broker-Dealer, an Associated Agency, or the Representatives to comply with all applicable state insurance laws and regulations including, but not limited to, state licensing requirements, rebate laws and replacement regulations; or

     (iii) any failure of Broker-Dealer, an Associated Agency, or the Representatives to comply with all applicable state and Federal securities laws and regulations applicable to the performance of their obligations under this Agreement, including, but not limited to, requirements for the registration, licensing or qualification of broker-dealers and their Associated Persons; or

     (iv) failure by the Representatives or any Associated Agency to comply with the provisions of this Agreement and any agreement made to receive and process any premiums collected from applicants.

     (B) John Hancock and JHVLICO each agree to indemnify and hold Broker-Dealer and any Associated Agency harmless from and against any loss, cost, expense, liability, claim, or damage incurred by Broker-Dealer or the Associated Agency (including but not limited to, fines, penalties, and reasonable attorneys' fees) arising out of or based upon the following:

     (i) the form of the Contracts, or the applications, Prospectuses or sales literature and advertising materials related thereto created by Hancock; provided that JHVLICO and John Hancock shall not be liable in any such case, to the extent that any such loss, cost, expense, liability, claim or damage arises as a result of material included in the Prospectus or sales literature and advertising materials in reliance upon and in conformity with information furnished by Broker-Dealer in writing for use in the preparation thereof; or

     (ii) any claim, complaint or grievance brought against the Broker-Dealer and/or any Associated Agency due to Hancock's failure to honor or properly service the Contracts in accordance with the terms thereof; provided, however, that JHVLICO and John Hancock shall not be liable for failure to provide any service that Broker-Dealer has in writing agreed with JHVLICO and/or John Hancock to provide.

     The indemnities and agreements to hold harmless in this section shall, upon the same terms and conditions, also extend to and inure to the benefit of each director and officer of the indemnified party and any person controlling the indemnified party within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act.

8.   Accounting
     ----------

     (A) Any premiums received for Hancock by Broker-Dealer, by reason of this Agreement, shall belong to Hancock and shall be received and held by Broker-Dealer in a fiduciary capacity only. All such premiums shall be delivered promptly to Hancock.

     (B) Broker-Dealer shall instruct the Representatives to remit all premiums to Hancock immediately upon receipt, in such manner as shall be mutually agreed upon in writing by Broker-Dealer and Hancock, together with all applications and related information. All premiums shall be in the form of checks, money orders or electronic funds transfers payable to JHVLICO and shall be accompanied by listings identifying the applications to which they relate.

9.   Cooperation
     -----------

     Hancock and Broker-Dealer agree to cooperate with respect to investigating and defending, or otherwise resolving all claims, complaints or grievances which may be made against Hancock, Broker-Dealer, any Affiliated Agency or any Representative involving the solicitation of applications for, the sale or the servicing of the Contracts. Hancock and the Broker-Dealer agree to consult with each other with respect to the disposition of any claims, complaints or grievances. Hancock and the Broker-Dealer shall each immediately notify the other of any such claims, complaints or grievances of which it becomes aware and shall promptly reduce such notice to writing if oral. Hancock and the Broker-Dealer each shall promptly forward to the other any notice of claim or relevant information concerning a potential claim, complaint or grievance which may come into its possession, and shall promptly forward to Hancock copies of any legal papers served involving such claim, complaint or grievance.

     Broker-Dealer shall immediately notify Hancock of the issuance by any regulatory body of any order with respect to the operation or business of Broker-Dealer, or the initiation of any proceeding for any purpose relating to the sale of the Contracts, and of any other actions or circumstances that may prevent the lawful offer or sale of any of the Contracts in any state or jurisdiction. In addition, Broker-Dealer shall promptly advise Hancock if Broker-Dealer or any of its Affiliated Agencies or a Representative is or becomes subject to any proceedings or is sanctioned or suspended (i) by the SEC or NASD, (ii) by any court, or (iii) by any state regulatory authority.

10.  Assignment and Delegation
     -------------------------

     Broker-Dealer may assign rights or obligations under this Agreement to an insurance agency that is deemed to be an "Associated Person" of Broker-Dealer, within the meaning of Section 3(a)(18) of the 1934 Act, to the extent necessary or appropriate in order to comply with applicable laws or regulations. If obligations under this Agreement are assigned to such an Associated Agency as permitted herein, Broker-Dealer shall not be relieved of any such obligations. No other assignment of this Agreement or any commissions hereunder or any interest herein shall be valid unless authorized in advance in writing by an authorized officer of Hancock. Hancock may allocate or delegate any of its duties or obligations under this Agreement to any of its Affiliates.

11.  Termination
     -----------

     (A) Any party may terminate this Agreement with or without cause, by giving sixty (60) days written notice to the other parties.

     (B) This Agreement shall terminate automatically in the event that any party (i) ceases doing business and elects to be dissolved; (ii) becomes insolvent or admits in writing its inability to pay its debts as they come due;
(iii) files a voluntary petition in bankruptcy or for reorganization or is adjudicated as a bankrupt or insolvent; or (iv) has a liquidator, trustee, rehabilitator, receiver, or similar official appointed over its affairs or a substantial portion of its assets, and such appointment shall not have been terminated and discharged within thirty (30) days.

     (C) This Agreement shall automatically terminate when required by any governmental authority or court of law. If any law, regulation, order or ruling of any governmental authority or court of law prohibits or makes illegal compliance by any party with any obligation hereunder, then this Agreement may be terminated by any party immediately upon written notice to the other parties.

     (D) Notwithstanding the foregoing, all conditions, duties, and obligations of this Agreement will remain in effect with respect to Contracts issued prior to the termination of this Agreement.

12.  Notice
     ------

     All notices shall be deemed to have been given three (3) days after the date mailed in a United States Post Office, enclosed in a certified pre-paid envelope addressed to the respective parties at the addresses below or at such other addresses as may be required in writing by the party concerned.

John Hancock:                               Broker-Dealer:


- -------------------------------------       ------------------------------------
John Hancock Mutual Life Insurance Company  [Broker-Dealer Name]
P.O. Box 111                                [Broker-Dealer Address]
Boston, MA 02117


JHVLICO:


- ------------------------------------
John Hancock Variable Life Insurance Company
P.O. Box 111
Boston, MA 02117

13.  Waiver
     ------

     The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any term, covenant, or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

14.  Entire Contract
     ---------------

     This Agreement constitutes the entire Agreement among the parties and supersedes all previous agreements or understandings, written or oral, between the parties with respect to the subject matter set forth herein. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part thereof or affect in any way the meaning or interpretation of this Agreement. No amendments of or other changes to this Agreement shall be valid unless signed by an authorized officer of each of the parties hereto.

15.  Choice of Law
     -------------

     The internal laws of the Commonwealth of Massachusetts shall govern all matters concerning validity, performance and interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate on the day and year first written above.


John Hancock Mutual Life Insurance Company


By:  ______________________________________

Title:  ______________________________________



John Hancock Variable Life Insurance Company

By:  ______________________________________

Title:  ______________________________________



[Broker-Dealer Name]

By:  ______________________________________

Title:  ______________________________________

                          MODIFIED GUARANTEED ANNUITY

                                   APPENDIX A

                             Compensation Schedule


1.   Base Commission
     ---------------

     Broker-Dealer shall be paid compensation according to the following schedule for premiums received and accepted by Hancock with respect to any issued Contract subject to the Agreement of which this Appendix A forms a part. [As used in this Appendix A, a premium "rolled over" ( a "rollover premium") shall refer to a premium payment that is reinvested in the same or another Guarantee Period (i) at the expiration of a current Guarantee Period or (ii) pursuant to an exercise of an annual option to change a Guarantee Period, where the duration of the new Guarantee Period is greater than the time remaining in the current Guarantee Period. As used in this Appendix A, a premium "restarted" (a "restart premium") shall refer to a premium payment received when, at the expiration of a Guarantee Period, a Contract is exchanged for a new Contract issued in its place at an interest rate that is higher than the Subsequent Guarantee Rate which JHVLICO would otherwise provide. As used in this Appendix A, the terms Guarantee Period and Subsequent Guarantee Rate have the same meaning as ascribed to each in the Prospectus.]

Annuitant Issue Age    Initial Premiums  [Rollover/Restart Premiums]

     0-75%                    %                %      %
     76-80%                   %                %      %


2.   Return of Commission (Chargebacks)
     ----------------------------------

     2.1 In the event that any Contract is not issued, or is canceled because of a dishonored premium check, or is fully canceled within any "Right to Cancel" provision in the Contract, Hancock will deduct from any future payments due under this Appendix A all compensation paid to Broker-Dealer with respect to such Contract.

     2.2 In the event that any Contract is fully or partially surrendered, and any portion of such surrender is allocable under the policy form to any premium received [,"rolled over" or "restarted"] during the twelve months immediately preceding the date of full or partial surrender, Hancock will deduct, from any future payments due under this Appendix A, 100% of all compensation paid to Broker-Dealer with respect to such premiums received [, "rolled or" or "restated"] during the twelve months immediately preceding the date of the full or partial surrender.

     Any payment of the death benefit required by the death of the Owner of the Contract, if the owner is not the annuitant, shall be considered a full surrender subject to the return of compensation provisions described above if any portion of such death benefit is allocable under the policy form to any premium received [, "rolled over" or "restarted"] during the twelve months preceding the date of payment of such death benefit.

     [Additionally, in the event that, pursuant to an exercise of an annual option to change a Guarantee Period, a new Guarantee Period is selected that is shorter than the time remaining in the current Guarantee Period, Hancock will deduct, from any future payments due under this Appendix A, an amount equal to _________________.]

     2.3 No compensation shall be payable to Broker-Dealer with respect to any issued Contract purchased with funds withdrawn from any Hancock annuity, life, long term care, disability or mutual fund product. In the event that any compensation is paid by Hancock for such a purchase, Broker-Dealer shall promptly pay Hancock such compensation or Hancock shall have the right to deduct said amount paid from any future payments due Broker-Dealer.

     2.4 No compensation shall be payable in the event that Hancock rejects an application.

     2.5 No compensation shall be payable in the event that Hancock determines that any person signing the related application or the person or entity receiving such compensation for soliciting purchases of the Contracts is not duly licensed to sell the Contracts in the state of such attempted sale and registered or otherwise qualified under the 1934 Act and rules thereunder and any applicable state laws and rules governing broker-dealers and their related persons.

     2.6 If the amount of any chargeback exceeds payments due to Broker-Dealer, then Broker-Dealer shall promptly pay Hancock the amount of the excess following Hancock's written request. Broker-Dealer is solely and ultimately responsible for collection and payment of the chargeback to Hancock. If Broker-Dealer does not pay the chargeback or excess in question to Hancock, then Hancock may deduct such chargeback or excess from any payments otherwise due Broker-Dealer under any other agreement it may have with Hancock and seek any remedies available by law to collect any such chargeback where payment cannot be collected under this Agreement.


3.   Termination of Agreement
     ------------------------

     If the Agreement to which this Appendix A forms a part terminates, no further payments of any kind will be made to Broker-Dealer except with respect to Contracts issued prior to the date of such termination. [Will Hancock continue to pay any commissions on "rollovers", "restarts" or elections of new Guarantee Periods of longer durations?]

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